Exhibit 5.1

[Ecolab Inc. Letterhead]

Ecolab Inc.

370 Wabasha Street North
St. Paul, Minnesota 55102

Re:        Issuance of Ecolab Inc. Common Stock.

Ladies and Gentlemen:

I am the General Counsel and Secretary of Ecolab Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act shares of the Company’s Common Stock, $1.00 par value per share (the “Ecolab Common Stock”), proposed to be issued pursuant to the Agreement and Plan of Merger dated July 19, 2011 (the “Merger Agreement”) by and among the Company, Sustainability Partners Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and Nalco Holding Company, a Delaware corporation.

In connection with this opinion, I or attorneys under my supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments as I have deemed necessary or advisable for purposes of expressing the opinions contained herein.

In connection with this opinion expressed below, I have assumed (i) the accuracy, completeness and authenticity of all documents reviewed and the genuineness of all signatures, (ii) the conformity of all copies of documents reviewed to the originals thereof and (iii) the legal capacity of all natural persons who are signatories of documents reviewed. In addition, I have assumed, but not verified, the accuracy of the factual matters presented by each document reviewed.

Based upon and subject to the foregoing, and subject to the other qualifications and limitations set forth herein, I am of the opinion that, when the Registration Statement has become effective under the Securities Act and the Ecolab Common Stock has been issued in accordance with the terms and conditions of the Merger Agreement, the Ecolab Common Stock will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws, and I do not express any opinion with respect to any other law.

Any change in applicable law or in the facts or documents on which my opinion is based, or any inaccuracy of the representations, warranties or assumptions on which I have relied, may affect the validity of the foregoing opinion. This opinion letter is expressly limited to the matters set forth above, and I express no opinion, whether by implication or otherwise, as to any other matters. The opinion expressed above is given as of the date of this opinion letter, and I disclaim any obligation to update or supplement this opinion letter, regardless of any change after the date hereof in any applicable law or my awareness after the date hereof of any facts that may change the opinions expressed above or any inaccuracy of the representations, warranties or assumptions upon which I have relied in rendering this opinion letter. This opinion letter is an expression of my professional judgment on the legal issues expressly addressed herein and is provided as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

James J. Seifert
General Counsel and Secretary